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                                                           Exhibit 10.14

                              EMPLOYMENT AGREEMENT
                               (William S. Reece)


          THIS EMPLOYMENT AGREEMENT (the "Agreement"), entered into as of the first day of October, 1995, by and between HealthGate Data Corp., a Delaware corporation (the "Company"), and William S. Reece ("Reece").

                               W I T N E S S E T H

          WHEREAS, the Company wishes to retain the services of Reece in connection with the conduct of the business affairs of the Company, for a period of three (3) years; and

          WHEREAS, Reece is willing to provide such services to the Company, for a three (3) year period;

          NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.   EMPLOYMENT.    The Company shall employ Reece, and Reece shall
serve the Company as Chairman of the Board, President and Chief Executive Officer upon the terms and conditions provided herein. Reece shall, in the performance of his duties hereunder, report to and be directed only by the Board of Directors of the Company (the "Board of Directors"). Reece shall devote such of his business time as is reasonably necessary and appropriate in serving in such positions.

          2.   TERM.     The term of Reece's employment hereunder shall be for
the period beginning October 1, 1995, and ending September 30, 1998 (the "Term"). Each twelve-month period of the Term commencing on October 1 and ending on the following September 30 is referred to herein as a "Contract Year." On October 1, 1996, and on each October 1 thereafter (each such date being hereinafter referred to as a "Renewal Date"), the remaining term of Reece's employment hereunder shall automatically be extended for an additional one (1) year period unless either party hereto notifies the other in writing at least thirty (30) days prior to the applicable Renewal Date that such party does not wish to extend this Agreement beyond the expiration of the term or extended term hereof, as the case may be, in which event this Agreement shall terminate on the date three years following such applicable Renewal Date. Without limiting the generality of the foregoing, the term of this Agreement shall be subject to earlier termination as set forth in Section 4 hereof.

          3. COMPENSATION. As compensation in full for the services to be rendered by Reece hereunder, Reece shall be paid compensation and receive benefits from the Company during the term of this Agreement as follows:

               (a) Reece shall be paid a minimum base salary of $110,000 per annum. Such salary shall be reviewed from time to time, but at least annually, by the Board of


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          Directors, and shall be adjusted for inflation in accordance with the
          Consumers Price Index - Boston Metropolitan Region, and to reflect the Company's revenues and profitability.

               (b) The Company shall pay bonuses to Reece, based upon a bonus program to be adopted by the Company as a result of good faith negotiation among the parties, and shall also pay such other bonuses to Reece as may be granted by the Board of Directors in its discretion.

               (c) The Company shall grant stock options to Reece, based upon such option plans or policies as may be adopted by the Company from time to time.

               (d) Reece shall be entitled to such individual and family health and disability insurance benefits and such other fringe benefits as the Company shall from time to time make available to its employees of an equivalent or lower status during the term of this Agreement.

               (e) Reece shall be reimbursed by the Company for business and travel expenses incurred by Reece and approved in accordance with the Company's expense reimbursement policies as in effect from time to time.

          4.   TERMINATION; SEVERANCE AND OTHER PAYMENTS.

               (a) The Company shall have the right to terminate Reece's employment hereunder at any time, upon written notice, for Cause. For the purposes of this Agreement, "Cause" is defined as (i) conviction for a felony involving the Company, or (ii) the determination of the Board of Directors, adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose, that Reece's employment should be terminated for malfeasance, nonfeasance or breach hereof or hereunder. In the event that Reece's employment is terminated pursuant to clause (i) of this
          Section 4(a), Reece shall not be entitled to any further compensation under this Agreement, except as may be required by applicable law. In the event that Reece's employment is terminated pursuant to clause
          (ii) of this Section 4(a), Reece shall be entitled to a lump sum severance payment in an amount equal to (i) twelve (12) months' compensation at his then-current base salary, (ii) the amount of the bonus paid to Reece by the Company in the previous Contract Year plus
          (iii) any accrued bonus through the date of such termination; in addition, the Company shall continue to provide Reece with the benefits described in Section 3(d) hereof for a period of twelve (12) months following the date of termination.

               (b) Upon the termination of this Agreement at the end of the initial three-year term or of any extended term, except as otherwise set forth in this Agreement, Reece (or


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          his estate in the event of his death) shall be entitled to receive:

                    i. UNPAID SALARY. Unpaid salary to the date of termination, accrued on a daily basis, payable forthwith.

                    ii.  UNPAID BONUS.   Unpaid bonus with respect to the
               Contract Year immediately prior to the year of termination, payable no later than the date provided in the bonus program to be adopted pursuant to Section 3(b) of this Agreement, or forthwith if termination is after such date.

                    iii. PRO RATA BONUS. Unless Reece is terminated for Cause
               pursuant to Section 4(a)(i) of this Agreement, payment PRO RATA for any bonus due with respect to the year of termination, payable no later than the date the bonus with respect to such year would otherwise have been payable.

               (d)  This Agreement shall be terminated by the death of Reece.

               (e) Reece may elect to terminate this Agreement at any time for Good Reason or following a Change in Control. In the event of such an election, Reece shall be entitled to a lump sum severance payment in an amount equal to (i) twelve (12) months' compensation at his then-current base salary plus (ii) any accrued bonus through the date of such election; in addition, the Company shall continue to provide Reece with the benefits described in Section 3(d) hereof for a period of twelve (12) months following the termination of Reece's employment. For the purposes of this Agreement, "Good Reason" is defined as (i) a material breach of this Agreement by the Company that the Company fails to cure with thirty (30) days after receipt of written notice thereof, (ii) the removal of Reece from any of the offices of Chairman of the Board, President or Chief Executive Officer, or the assignment of duties inconsistent with the offices or status of Chairman of the Board, President or Chief Executive Officer, except in each case as pursuant to Section 4(a)(ii) of this Agreement and (iii) the creation of any office of the Company, the holder of which is assigned supervisory duties over or with respect to Reece. For the purposes of this Agreement, "Change in Control" is defined as (i) the merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, (ii) the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers, (iii) the sale, exchange or other disposition of at least two-thirds of the outstanding common stock of the Company in one transaction or in a series of related transactions, (iv) any person or entity becoming directly or indirectly the owner or beneficial owner of fifty percent (50%) or more of the Company's outstanding common stock, (v) the individuals who at the date hereof constitute the Board of Directors ceasing to constitute a majority thereof, and (vi) the determination by the Board of Directors, in its sole discretion, that there has been a Change in Control of the Company.


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          5. PLACE OF PERFORMANCE. The services to be rendered by Reece hereunder shall be rendered at the Company's offices located within a twenty
(20) mile radius of Boston, Massachusetts, or at such other place as Reece and the Company deem appropriate; provided however, that Reece may be required, on behalf of the Company and in furtherance of his duties hereunder, to take such reasonable number of business trips away from such place as the Company may reasonably request and which are in accordance with his duties hereunder.

          6. VACATION. Reece shall be entitled to a vacation period of four (4) weeks in any calendar year without loss of compensation. Reece shall not be entitled to carry previously allotted vacation time over to the following calendar year beyond a maximum of six (6) weeks without the approval of the Board of Directors.

          7. CONFIDENTIAL INFORMATION. The parties acknowledge that they have entered into that certain Confidentiality and Noncompetition Agreement, dated as of February 9, 1994. The parties acknowledge that such Confidentiality and Noncompetition Agreement remains binding on the parties hereto with the same force and effect as if entered into as of the date hereof, notwithstanding any change in the position or title held or duties performed by Reece.

          8. INJUNCTIVE RELIEF. In the event of any violation of the provisions of Section 7 of this Agreement, the Company shall be entitled, in addition to any other rights or remedies which it may have, to maintain an action for damages, and to obtain temporary and permanent injunctive relief. The parties agree that the Company shall be entitled to such temporary and permanent injunctive relief because the Company would sustain substantial and irreparable damage upon any such violation, which damage is impossible to ascertain in advance.

          9. INDEMNIFICATION. The Company shall indemnify Reece in the event that Reece becomes a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of Reece's service as an officer of the Company or his agreement to serve at the request of the Company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by Reece or on Reece's behalf in connection with such action, suit or proceeding and any appeal therefrom, if Reece acted in good faith and in a manner that Reece reasonably believed to be, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent shall not, of itself, create a presumption that Reece did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his conduct was unlawful.


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          10. CONSTRUCTION; HEADINGS. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Massachusetts. The headings contained in this Agreement are for reference only and shall not limit or otherwise affect the meaning of any provision of this Agreement.

          11. NOTICES. All notices and communications hereunder shall be given in writing by registered or certified mail and shall be addressed as follows, unless the addressee shall have previously notified the other party hereto by registered or certified mail of a different address, in which event such different address shall be substituted for said address hereunder. All such notices or communications shall be deemed to have been given when deposited, properly addressed, postage pre-paid, in the United States mail.

          If to the Company:       HealthGate Data Corp.
                                   380 Pleasant Street, Suite 230
                                   Malden, Massachusetts 02148

          With a copy to:          Stephen M. Kane, Esq.
                                   Rich, May, Bilodeau & Flaherty, P.C.
                                   294 Washington Street
                                   Boston, Massachusetts 02108

          If to Reece:             William S. Reece
                                   HealthGate Data Corp.
                                   380 Pleasant Street, Suite 230
                                   Malden, Massachusetts 02148

          12. ASSIGNMENT. Any attempt to assign this Agreement shall be void; provided, however, that, subject to the provisions of Section 4(e) hereof, if the Company shall be merged or consolidated with any other corporation or entity, or if substantially all of the assets of the Company shall be transferred to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity resulting from such merger or consolidation.

          13. SEPARABILITY. In the event that any one or more provisions of this Agreement shall be held to be invalid, the remainder of this Agreement shall continue in full force and effect.

          14. BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon Reece and the Company and their permitted successors and assigns.

          15. ARBITRATION. Any controversy or claim arising under or relating to this Agreement, or breach thereof, shall be settled by arbitration conducted in Boston, Massachusetts in accordance with the commercial rules of the American Arbitration Association as in effect from time to time. Judgment upon the award rendered may be entered in any court having


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jurisdiction thereof.

          16. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as are specifically set forth herein. Except as otherwise provided by this Agreement, no supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                        HEALTHGATE DATA CORP.


By:/s/ Maria D. Pace                    By: /s/ Ricky D. Lawson
----------------------------------          -----------------------------------
Witness                                 Rick D. Lawson


By:/s/ Stephen M. Kane                   By: /s/ William S. Reece
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Witness                                 William S. Reece




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